News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Reports Fourth Quarter 2016 EPS Above High End of Guidance
Declares Regular Quarterly Dividend

•	Fourth quarter sales up 1% in dollars and 3% in local currency+, including benefit of an additional week in the fiscal quarter.

•
GAAP diluted E.P.S. $1.55 versus $1.15 in prior year. Adjusted*, diluted E.P.S. $1.45, up 7% in dollars and 9% in local currency, was three cents above the high-end of guidance range, after a 5 cent drag from exchange rates versus October guidance.

•	South America sales up 39% in dollars and 31% in local currency, led by Brazil, up 57% in dollars and 32% in local currency.

•	Tupperware North America segment sales down 2% in dollars and up 4% in local currency led by growth in the United States and Canada up 8%.

•	Board of Directors declares quarterly dividend of 68 cents per share and extends share repurchase authorization to February 2020.

Orlando, Fla., February 1, 2017 - (NYSE: TUP) Tupperware Brands Corporation today announced fourth quarter 2016 operating results.

Rick Goings, Chairman and CEO, commented, "We experienced a challenging fourth quarter to cap off an already tough 2016. Local currency sales grew 3% in the quarter, which was 1 point under the October guidance range. Despite the impact of further economic and political instabilities, our businesses in emerging markets continued on a growth trajectory in the fourth quarter with outstanding results in Argentina, Brazil, China and Tupperware South Africa."

Goings continued, "Adjusted earnings per share was 3 cents above the high-end of our range, including a 5 cent hit from foreign exchange rates versus our October guidance. Under the toughest of circumstances in 2016, our resilient portfolio of businesses and experienced management teams continued to deliver earnings and cash flow that support the Company's future growth and commitment to its strong dividend.”

Fourth Quarter Executive Summary

•
Fourth quarter 2016 net sales were $600.9 million, up 1% in dollars and 3% in local currency, which included a 4-point benefit from a 14th week in 2016's fiscal calendar. Emerging markets**, accounting for 65% of sales, were up 5% in dollars and 8% in local currency. The most significant contributions to the fourth quarter growth in local currency were in Argentina, Brazil, China and Tupperware South Africa, partially offset by Fuller Mexico and Indonesia. Established markets were down 4% in both dollars and local currency, net of an 8% increase in both dollars and local currency in Tupperware United States and Canada.

•
GAAP net income and diluted earnings per share were $79.0 million and $1.55, versus $58.1 million and $1.15 in the prior year, respectively. Adjusted, diluted earnings per share of $1.45 was three cents above the high-end of the October guidance range, a better comparison versus the guidance than sales, reflecting higher than expected sales in China with a good contribution margin to profit, higher than expected profitability on the significantly higher sales in South America and lower unallocated corporate costs. Versus 2015, there was a negative 2 cent impact from changes in exchange rates on the diluted earnings per share comparisons, 5 cents worse than in the October guidance.

•
Total sales force of 3.1 million was up 1%, with active sellers down 8%, versus prior year. The active seller comparison was negatively impacted by an estimated 4 percentage points from the 14th week in the 2016 fiscal calendar.

Fourth Quarter Business Highlights

Europe: Segment sales down 1% in dollars and up 1% in local currency.

•
Emerging markets in Europe were up 11% in dollars and 14% in local currency, mainly from a significant increase in Tupperware South Africa, up 55% in dollars (53% in local currency). The Company's beauty business in South Africa, Avroy Shlain, was also up low double-digits in both dollars and local currency.

•	Established markets were down 6% in dollars and 5% in local currency, primarily in Germany, which was down 12% in dollars (10% in local currency).

Asia Pacific: Sales for the segment were down 2% in dollars and local currency, mainly in Indonesia and India, partially offset by a significant double-digit increase in China.

•
Emerging Markets in Asia Pacific were down 1% in dollars and even with 2015 on a local currency basis. Indonesia was down 14% in dollars (17% in local currency), reflecting a smaller sales force size, response to product and promotional offerings and the impact from competition within the channel, while India was down 16% in dollars (14% in local currency) in light of implementing direct selling regulations and the impact on the consumer spending environment from the government's decision to remove higher-value currency notes. These decreases were partially offset by China, up 22% in dollars (31% in local currency).

•	Segment's total sales force 3% lower than prior December reflected significant decrease in India due to implementing requirements under direct selling guidelines.

Tupperware North America: Segment sales were down 2% in dollars (up 4% in local currency). U.S./Canada exceeded $200 million in sales in 2016.

•	Tupperware United States and Canada sales were up 8% in dollars and local currency.

•
Tupperware Mexico sales were down 15% in dollars (up 1% in local currency), lapping significant local currency growth in the fourth quarter of 2015, and reflecting the impacts on consumer spending in connection with the U.S. presidential election.

Beauty North America: Segment sales were down 23% in dollars and 13% in local currency.

•	BeautiControl sales down 24%, mainly in connection with a smaller, less active sales force.

•
Fuller Mexico sales were down 22% in dollars and 8% in local currency, reflecting a decrease in sales force size and activity. Total sales force size was down 12%, a sequential improvement from the third quarter of 2016.

South America: Brazil continues to drive segment sales growth of 39% in dollars and 31% in local currency.

•
Brazil was up 57% in dollars and 32% in local currency, reflecting higher volume from a 20% advantage in total sellers with increased productivity in connection with sales force additions and onboarding, and effective merchandising and marketing campaigns.

•	Sales in Argentina were down 3% in dollars and up 42% in local currency, mainly from price increases related to the high inflationary environment.

•	Segment's active sales force was up 15%.

2017 Outlook

Based on current business trends and foreign currency rates, the Company's first quarter and fiscal 2017 full year outlook is provided below.

Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		53 Weeks
	April 1, 2017		Ended	Dec 31, 2017		Ended
	Low	High	Mar. 26, 2016	Low	High	Dec 31, 2016

USD Sales Growth vs Prior Year	—%	2%	(10)%	—%	2%	(3)%
GAAP EPS	$0.84	$0.89	$0.86	$4.26	$4.36	$4.41
GAAP Pre-Tax ROS	10.9%	11.4%	11.1%	13.1%	13.2%	13.6%

Local Currency+ Sales Growth vs Prior Year	1%	3%	1%	1%	3%	2%
EPS Excluding Items*	$0.89	$0.94	$0.91	$4.47	$4.57	$4.39
Pre-Tax ROS Excluding Items*	11.7%	12.1%	11.7%	13.9%	13.9%	13.4%

FX Impact on EPS Comparison (a)	($0.02)	($0.02)		($0.06)	($0.06)

(a)	Impact of changes in foreign currency versus prior year is updated monthly and posted at: Tupperware Brands Foreign Exchange Translation Impact Update.

Full Year 2017

•	Fiscal year 2017 includes 52 weeks, while 2016 had 53 weeks. The Company estimates this will have a negative 1 point impact on the year-over-year sales comparison in 2017 versus 2016.

•	Tax rate estimated at 25.0% on a U.S. GAAP basis and 25.5% excluding items.

•	Excludes land sales that may occur.

Segment Level

•
For the full year, sales are expected to be down low-single digits in dollars (about even in local currency) in Europe and Asia Pacific, about even in dollars (up 2-4% in local currency) in Tupperware North America, down mid-to-high teens in dollars (low double digit in local currency) in Beauty North America and to increase in South America by 22 to 24% in dollars (16 to 18% in local currency).

•
Segment profit return on sales, excluding items, is expected to increase about ½ point in dollars and be about even in local currency in Europe, to increase slightly in dollars and local currency in Asia Pacific and South America, and to decrease about ½ point in dollars (up slightly in local currency) in Tupperware North America. Beauty North America is expected to operate at about break-even in 2017.

Dividend Declaration and Share Repurchase Authorization
The Company's Board of Directors declared today the Company's regular quarterly dividend. The dividend declared was 68 cents per share, even with the previous quarter. It is payable on April 6, 2017 to shareholders of record as of March 20, 2017. The Company's Board of Directors also today extended the existing $2 billion open market share repurchase authorization to February 1, 2020. There is $713 million available under this authorization.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as Emerging Market Units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

Fourth Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, February 1, 2017, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on www.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.1 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “guidance”, “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties that include recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty and personal care products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.

The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items which at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence in conjunction with decisions to exit or significantly restructure businesses, certain asset retirement obligations, re-engineering and fixed asset impairment charges and pension settlements.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated. The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. The Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other restructuring activities, including upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment. Also, the Company excludes pension settlements, as well as the impact of changes in tax law on cumulative deferred taxes from items previously recorded as cumulative translation adjustments. The Company believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars. Due to volatility in changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period arising from the translation impact on sales and earnings from currency devaluations. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
FOURTH QUARTER 2016 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q4 '15% (a)	Restated+ Inc/(Dec) vs. Q4 '15% (a)		Active Sales Force (a)	Inc/(Dec) vs. Q4 '15%		Total Sales Force	Inc/(Dec) vs. Q4 '15%
Europe	(1)	1	c	98,530	(3)	b	747,585	4
Asia Pacific	(2)	(2)	d	219,865	(12)	d	1,082,718	(3)
TW North America	(2)	4	f	48,829	(1)	e,f	421,075	7
Beauty North America	(23)	(13)	g	175,241	(17)	g	378,646	(12)
South America	39	31	h	125,774	15		482,654	15
Total All Units	1	3		668,239	(8)		3,112,678	1

Emerging Market Units
Europe	11	14	c	68,928	(1)	b	550,683	6
Asia Pacific	(1)	—	d	186,210	(13)	d	967,413	(3)
TW North America	(14)	—		34,898	(6)	e	317,613	8
Beauty North America	(22)	(8)		156,685	(17)		325,230	(12)
South America	39	31	h	125,774	15		482,654	15
Total Emerging Market Units	5	8		572,495	(8)		2,643,593	2

Established Market Units
Europe	(6)	(5)		29,602	(9)	b	196,902	(1)
Asia Pacific	(7)	(11)		33,655	(7)		115,305	(3)
TW North America	8	8	f	13,931	13	f	103,462	4
Beauty North America	(24)	(24)	g	18,556	(18)	g	53,416	(11)
South America	—	—		—	—		—	—
Total Established Market Units	(4)	(4)		95,744	(8)		469,085	(2)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.

Notes
a The 14th week in the fiscal quarter in 2016 had an estimated 4 percentage point positive impact on the year-over-year sales comparison. Since the active sale force is measured on an average basis, it was negatively impacted in the quarter by the 14th week being between Christmas and New Year, and below the average for the quarter.
b The worse active than total sales force size comparison in Europe most significantly came from Avroy Slain, Central Europe, France and Italy that achieved total sales force size advantages as of year end, but were not able to achieve favorable activity rates.
c The better sales than active seller comparison came mainly from Tupperware South Africa, reflecting more activity from sales force managers who have higher order sizes, and a much more robust Christmas selling campaign than in the prior year.
d The favorable sales versus active seller comparison in Asia Pacific emerging markets primarily reflected good performance and a mix shift toward China that operates a demonstration studio model without a significant number of active sellers, and a mid-year change in the manager override in India to be based on manager unit sales rather than the number of active sellers that has led to fewer, larger orders. This, along with lower additions in Indonesia led to the larger decrease in active than total sellers.
e The better total than active seller comparison primarily reflected a successful recruitment initiative in Tupperware Mexico.
f Higher sales force additions in the United States and Canada in 2016, led to the improved activity rate, although not as big of an impact on the sales comparison.
g Beauticontrol’s programs did not achieve sales force activity targets, and the reception to its product offering led to smaller order sizes.
h The higher sales than active sales comparison in South America reflected inflation related price increases throughout the region, and larger order sizes in Brazil, including from digital marketing.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	Dec 31, 2016	Dec 26, 2015	Dec 31, 2016	Dec 26, 2015
Net sales	$600.9	$592.1	$2,213.1	$2,283.8
Cost of products sold	196.7	191.2	715.0	744.4
Gross margin	404.2	400.9	1,498.1	1,539.4

Delivery, sales and administrative expense	299.7	305.6	1,170.8	1,217.6
Re-engineering and impairment charges	2.2	2.3	7.6	20.3
Gains on disposal of assets	2.2	0.3	27.3	13.7
Operating income	104.5	93.3	347.0	315.2

Interest income	1.1	0.9	3.4	2.4
Interest expense	12.7	11.0	48.8	47.6
Other (income) expense, net	(0.7)	1.5	0.3	10.1
Income before income taxes	93.6	81.7	301.3	259.9
Provision for income taxes	14.6	23.6	77.7	74.1
Net income	$79.0	$58.1	$223.6	$185.8

Net income per common share:
Basic earnings per share	$1.56	$1.16	$4.43	$3.72
Diluted earnings per share	$1.55	$1.15	$4.41	$3.69

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	14 Weeks Ended	13 Weeks Ended	Reported	Restated*	Foreign	53 Weeks Ended	52 Weeks Ended	Reported	Restated*	Foreign
	Dec 31, 2016	Dec 26, 2015%		%	Exchange	Dec 31, 2016	Dec 26, 2015%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe[a]	$159.8	$161.9	(1)	1	$(3.3)	$559.4	$612.9	(9)	(5)	$(25.7)
Asia Pacific[a]	193.8	198.5	(2)	(2)	(0.3)	748.6	771.0	(3)	(1)	(14.7)
TW North America	93.9	95.5	(2)	4	(5.7)	358.3	353.7	1	8	(23.0)
Beauty North America	44.5	57.7	(23)	(13)	(6.6)	190.0	240.0	(21)	(10)	(27.7)
South America	108.9	78.5	39	31	4.4	356.8	306.2	17	30	(32.6)
	$600.9	$592.1	1	3	$(11.5)	$2,213.1	$2,283.8	(3)	2	$(123.7)

Segment profit (loss):
Europe[a]	$27.3	$31.6	(14)	(14)	$(0.1)	$65.3	$92.4	(29)	(25)	$(4.9)
Asia Pacific[a]	50.6	51.3	(1)	(1)	(0.3)	181.0	175.9	3	6	(4.5)
TW North America	18.5	18.9	(2)	10	(2.0)	69.7	67.4	3	16	(7.1)
Beauty North America	(1.3)	(0.9)	(51)	5	(0.5)	(3.6)	2.3	—	—	(2.8)
South America	29.7	16.7	78	58	2.1	82.2	46.5	77	89	(3.1)
	124.8	117.6	6	7	(0.8)	394.6	384.5	3	9	(22.4)

Unallocated expenses	(19.6)	(23.8)	(18)	(19)	(0.3)	(67.6)	(72.8)	(7)	(11)	(2.7)
Gains on disposal of assets	2.2	0.3	+	+	—	27.3	13.7	98	98	—
Re-engineering and impairment charges	(2.2)	(2.3)	(3)	(3)	—	(7.6)	(20.3)	(62)	(62)	—
Interest expense, net	(11.6)	(10.1)	15	15	—	(45.4)	(45.2)	—	—	—
Income before taxes	93.6	81.7	15	16	(1.1)	301.3	259.9	16	28	(25.1)
Provision for income taxes	14.6	23.6	(38)	(37)	(0.1)	77.7	74.1	5	14	(6.2)
Net income	$79.0	$58.1	36	38	$(1.0)	$223.6	$185.8	20	34	$(18.9)

Net income per common share (diluted)	$1.55	$1.15	35	37	$(0.02)	$4.41	$3.69	20	33	$(0.38)

Weighted average number of diluted shares	50.8	50.5				50.7	50.4

* 2016 actual compared with 2015 translated at 2016 exchange rates
+ Greater than 100% increase
aEffective from the first quarter of 2016, the Nutrimetics business in France, previously reported in the Asia Pacific segment, is being reported in the Europe segment. Comparable information from prior periods has been reclassified to conform with the new presentation. In full year 2015, Nutrimetics France generated less than one half percent of total sales.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	14 Weeks Ended Dec 31, 2016				13 Weeks Ended Dec 26, 2015
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit (loss):
Europe	$27.3	$0.2	b	$27.5	$31.6	$(0.1)	$0.5	a,b	$32.0
Asia Pacific	50.6	0.6	a,b	51.2	51.3	(0.3)	1.0	a,b	52.0
TW North America	18.5	0.7	b	19.2	18.9	(2.0)	0.4	b	17.3
Beauty North America	(1.3)	1.9	a,b	0.6	(0.9)	(0.5)	2.0	a,b	0.6
South America	29.7	0.2	a,c	29.9	16.7	2.1	1.9	a,c	20.7
	124.8	3.6		128.4	117.6	(0.8)	5.8		122.6

Unallocated expenses	(19.6)	0.9	b	(18.7)	(23.8)	(0.3)	—		(24.1)
Gains on disposal of assets	2.2	(2.2)	d	—	0.3	—	(0.3)	d	—
Re-engineering and impairment charges	(2.2)	2.2	e	—	(2.3)	—	2.3	e	—
Interest expense, net	(11.6)	—		(11.6)	(10.1)	—	—		(10.1)
Income before taxes	93.6	4.5		98.1	81.7	(1.1)	7.8		88.4
Provision for income taxes	14.6	9.8	f	24.4	23.6	(0.1)	(2.5)	f	21.0
Net income	$79.0	$(5.3)		$73.7	$58.1	$(1.0)	$10.3		$67.4

Net income per common share (diluted)	$1.55	$(0.10)		$1.45	$1.15	$(0.02)	$0.20		$1.33

	53 Weeks Ended Dec 31, 2016				52 Weeks Ended Dec 26, 2015
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$65.3	$0.5	a,b	$65.8	$92.4	$(4.9)	$0.5	a,b	$88.0
Asia Pacific	181.0	1.9	a,b	182.9	175.9	(4.5)	2.9	a,b	174.3
TW North America	69.7	1.5	b	71.2	67.4	(7.1)	0.4	b	60.7
Beauty North America	(3.6)	6.1	a,b	2.5	2.3	(2.8)	7.4	a,b	6.9
South America	82.2	4.6	a,c	86.8	46.5	(3.1)	15.4	a,c	58.8
	394.6	14.6		409.2	384.5	(22.4)	26.6		388.7

Unallocated expenses	(67.6)	0.7	b,g	(66.9)	(72.8)	(2.7)	—		(75.5)
Gains on disposal of assets	27.3	(27.3)	d	—	13.7	—	(13.7)	d	—
Re-engineering and impairment charges	(7.6)	7.6	e	—	(20.3)	—	20.3	e	—
Interest expense, net	(45.4)	—		(45.4)	(45.2)	—	—		(45.2)
Income before taxes	301.3	(4.4)		296.9	259.9	(25.1)	33.2		268.0
Provision for income taxes	77.7	(3.3)	f	74.4	74.1	(6.2)	(1.5)	f	66.4
Net income	$223.6	$(1.1)		$222.5	$185.8	$(18.9)	$34.7		$201.6

Net income per common share (diluted)	$4.41	$(0.02)		$4.39	$3.69	$(0.38)	$0.68		$3.99

* 2016 actual compared with 2015 translated at 2016 exchange rates.
a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, the Company had negative impacts of $0.1 million and $4.3 million in the fourth quarter and year-to-date periods of 2016, respectively, and $1.8 million and $14.9 million in the fourth quarter and year-to-date periods of 2015, respectively.  These amounts related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
d Gains on disposal of assets is primarily from transactions related to land held near the Orlando, FL headquarters.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures.  Also included is a $13.5 million fixed asset impairment in Venezuela in 2015.
f Provision for income taxes represents the net tax impact of adjusted amounts, and in 2016 the benefit of a change in tax law related to an amount previously recorded in equity.
g Other income from real estate related operations.
See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	53 Weeks Ended	52 Weeks Ended
	December 31, 2016	December 26, 2015
Operating Activities:
Net cash provided by operating activities	$238.6	$225.7

Investing Activities:
Capital expenditures	(61.6)	(61.1)
Proceeds from disposal of property, plant & equipment	35.9	18.0
Net cash used in investing activities	(25.7)	(43.1)

Financing Activities:
Dividend payments to shareholders	(138.8)	(138.0)
Repurchase of common stock	(1.7)	(1.5)
Repayment of long-term debt and capital lease obligations	(2.2)	(2.6)
Net change in short-term debt	(52.0)	(36.4)
Debt issuance costs	—	(0.7)
Proceeds from exercise of stock options	0.8	16.1
Excess tax benefits from share-based payment arrangements	0.6	6.0
Net cash used in financing activities	(193.3)	(157.1)

Effect of exchange rate changes on cash and cash equivalents	(6.2)	(22.7)
Net change in cash and cash equivalents	13.4	2.8
Cash and cash equivalents at beginning of year	79.8	77.0
Cash and cash equivalents at end of period	$93.2	$79.8

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Dec 31, 2016	Dec 26, 2015
Assets:
Cash and cash equivalents	$93.2	$79.8
Other current assets	412.9	470.7
Total current assets	506.1	550.5

Property, plant and equipment, net	259.8	253.6
Other assets	766.0	794.1
Total assets	$1,531.9	$1,598.2

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$105.9	$162.5
Accounts payable and other current liabilities	379.4	451.5
Total current liabilities	485.3	614.0

Long-term debt	606.0	608.2
Other liabilities	218.1	215.0
Total shareholders' equity	222.5	161.0
Total liabilities and shareholders' equity	$1,531.9	$1,598.2

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
February 1, 2017
(UNAUDITED)

	First Quarter	First Quarter
(In millions, except per share data)	2016 Actual	2017 Outlook
		Range
		Low	High
Income before income taxes	$58.2	$57.2	$60.6

Income tax	$14.8	$14.2	$15.1
Effective Rate	25%	25%	25%

Net Income (GAAP)	$43.4	$43.0	$45.5

% change from prior year		(1)%	5%

Adjustments(1):
Gains on disposal of assets	(0.1)	—	—
Re-engineering, impairments and pension settlements	1.1	2.0	2.0
Net impact of Venezuelan bolivar devaluations	0.2	—	—
Acquired intangible asset amortization	2.0	1.8	1.8
Income tax(2)	(0.7)	(1.3)	(1.3)
Net Income (adjusted)	$45.9	$45.5	$48.0

Exchange rate impact(3)	(0.9)	—	—
Net Income (adjusted and 2016 restated for currency changes)	$45.0	$45.5	$48.0

% change from prior year		1%	7%

Net income (GAAP) per common share (diluted)	$0.86	$0.84	$0.89

% change from prior year		(2)%	3%

Net Income (adjusted) per common share (diluted)	$0.91	$0.89	$0.94

Net Income (adjusted & restated) per common share (diluted)	$0.89	$0.89	$0.94

% change from prior year		—%	6%

Average number of diluted shares (millions)	50.6	50.9	50.9

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis
(3) Difference between 2016 actual and 2016 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
February 1, 2017
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2016 Actual	2017 Outlook
		Range
		Low	High
Income before income taxes	$301.3	$289.1	$296.0

Income tax	$77.7	$72.1	$73.8
Effective Rate	26%	25%	25%

Net Income (GAAP)	$223.6	$217.0	$222.2

% change from prior year		(3)%	(1)%

Adjustments(1):
Gains on disposal of assets	$(27.3)	$—	$—
Re-engineering, impairments and pension settlements	11.0	10.0	10.0
Net impact of Venezuelan bolivar devaluations	4.3	—	—
Acquired intangible asset amortization	7.6	7.0	7.0
Income tax(2)	3.3	(5.9)	(6.0)
Net Income (adjusted)	$222.5	$228.1	$233.2

Exchange rate impact(3)	(3.2)	—	—
Net Income (adjusted and 2016 restated for currency changes)	$219.3	$228.1	$233.2

% change from prior year		4%	6%

Net income (GAAP) per common share (diluted)	$4.41	$4.26	$4.36

% change from prior year		(3)%	(1)%

Net Income (adjusted) per common share (diluted)	$4.39	$4.47	$4.57

Net Income (adjusted & restated) per common share (diluted)	$4.33	$4.47	$4.57

% change from prior year		3%	6%

Average number of diluted shares (millions)	50.7	51.0	51.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments on an item-by-item basis, and in 2016 the benefit of a change in tax law related to an amount previously recorded in equity
(3) Difference between 2016 actual and 2016 translated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
December 31, 2016
Adjusted EBITDA:
Net income	$223.6
Add:
Depreciation and amortization	57.5
Gross interest expense	48.8
Provision for income taxes	77.7
Equity compensation	20.0
Deduct:
Gains on land sales, insurance recoveries, etc.	(27.3)
Total Adjusted EBITDA	$400.3

Consolidated total debt	$711.9
Divided by adjusted EBITDA	400.3
Debt to Adjusted EBITDA Ratio	1.78

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.